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Exhibit 21.1

List of Subsidiaries

Subsidiary	State of Incorporation
G&D, Inc. d/b/a Star Guide Corporation	Colorado
Noble-Met, Ltd.	Virginia
UTI Corporation	Pennsylvania
Spectrum Manufacturing, Inc.	Nevada
American Technical Molding, Inc.	California
UTI Holding Company	Delaware
Micro-Guide, Inc.	California
Venusa, Ltd.	New York
MedSource Technologies, Inc.	Delaware
MedSource Technologies, LLC	Delaware
Brimfield Acquisition Corp.	Delaware
Brimfield Precision, LLC	Delaware
Kelco Acquisition, LLC	Delaware
Hayden Precision Industries, LLC	Delaware
National Wire & Stamping, Inc.	Colorado
Portlyn, LLC	Delaware
Texcel, Inc.	Massachusetts
Tenax, LLC	Delaware
Thermat Acquisition Corp.	Delaware
MedSource Technologies Newton, Inc.	Delaware
MedSource Technologies Pittsburgh, Inc.	Delaware
MedSource Trenton, Inc.	Delaware
Cycam, Inc.	Pennsylvania
ELX, Inc.	Pennsylvania
Star Guide Limited, d/b/a Star Guide-Europe	Ireland
Venusa de Mexico, S.A. de C.V.	Mexico
Medis S.A. de C.V.	Mexico
UTI SFM Feinmechanik GmbH	Germany

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List of Subsidiaries